Exhibit 12
               EQUITABLE OF IOWA COMPANIES AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table reflects the company's computation of the ratio of earnings to fixed charges for the last five years:

                                           For the Year ended December 31,
                          Pro Forma    --------------------------------------
                             1994         1994          1993          1992
                          ---------    ----------    ----------    ----------
                                           (Dollars in thousands)
Consolidated pretax
 income from continuing
 operations before equity
 income, extraordinary
 items and cumulative
 effect of accounting
 change                   $149,325      $151,244       $134,995       $83,743

Share of pretax losses
 of unconsolidated
 majority-owned affiliate      ---           ---            ---           ---

Share of pretax gains
 (losses) of 50%
 owned affiliates               60            60           (368)         (268)

Distributed earnings of
 less than 50% owned
 affiliates                    137           137            321           464

Interest                     9,990         8,071         11,177        11,099

Amortization of
 debt issuance
 expenses                        1             1              8             8

Interest portion of
 rental expense                966           966            771           949
                         ----------    ----------     ----------     ---------
     Earnings             $160,479      $160,479       $146,904       $95,995
                         ==========    ==========     ==========     =========
Interest                    $9,990        $8,071        $11,177       $11,099

Amortization of
 debt issuance
 expenses                        1             1              8             8

Interest portion of
 rental expense                966           966            771           949
                         ----------    ----------     ----------     ---------
     Fixed Charges         $10,957        $9,038        $11,956       $12,056
                         ==========    ==========     ==========     =========
Ratio of Earnings to
 Fixed Charges               14.65         17.76          12.29          7.96
                         ==========    ==========     ==========     =========

                                           For the Year ended December 31,
                                       --------------------------------------
                                          1991          1990          1989
                                       ----------    ----------    ----------
                                           (Dollars in thousands)
Consolidated pretax
 income from continuing
 operations before equity
 income, extraordinary
 items and cumulative
 effect of accounting
 change                                  $43,128        $34,540       $41,627

Share of pretax losses
 of unconsolidated
 majority-owned
 affiliate                                  ---            ---           (185)

Share of pretax gains
 (losses) of 50%
 owned affiliates                           (392)          (446)         (427)

Distributed earnings of
 less than 50% owned
 affiliates                                  128            241           338

Interest                                  10,012          9,911         8,689


Amortization of
 debt issuance
 expenses                                      8              8             8

Interest portion of
 rental expense                              924            918           546
                                        ---------      ---------     ---------
     Earnings                            $53,808        $45,172       $50,596
                                        =========      =========     =========

Interest                                 $10,012         $9,911        $8,689

Amortization of
 debt issuance
 expenses                                      8              8             8

Interest portion of
 rental expense                              924            918           546
                                        ---------      ---------     ---------

     Fixed Charges                       $10,944        $10,837        $9,243
                                        =========      =========     =========

Ratio of Earnings to
 Fixed Charges                              4.92           4.17          5.47
                                        =========      =========     =========


No preferred stock dividends were paid during the periods presented.
 Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

The company guarantees debt of an unaffiliated party.  Fixed charges of:
 1994 - $2,327,000; 1993 - $2,359,000; 1992 - $2,389,000; 1991 - $2,416,000;
 1990 - $2,440,000; and 1989 - $2,463,000, have been excluded from the computation of the ratio of earnings to fixed charges because the company does not believe it probable that it will be required to satisfy this guarantee.

Set forth above is the pro forma ratio of consolidated earnings to fixed charges adjusted for the sale of $50 million of the 8.5% Notes due 2005, and the application of such proceeds to the repayment of $50 million of commercial paper (bearing interest at a weighted average rate of 4.68% per annum) as if such sale and repayment occurred on January 1, 1994. In accordance with Item 503(d)(9) of Regulation S-K, a pro forma calculation is required when a debt (or preferred stock) refinancing affects the historical ratio by 10% or more.